 Exhibit 3.5

Uittreksel Handelsregister

Kamer van Koophandel®

KvK-nummer 58924531
Pagina 1 (van 2)
Woonadressen zijn geen openbare gegevens en alleen beschikbaar voor in artikel 51
Handelsregisterbesluit genoemde organisaties.
De onderneming / organisatie wil niet dat haar adresgegevens worden gebruikt voor ongevraagde postreclame en verkoop aan de deur.

Rechtspersoon
RSIN	853240905
Rechtsvorm	Besloten Vennootschap
Statutaire naam	Yamana Santa Cruz Holdings B.V.
Statutaire zetel	Amsterdam
Eerste inschrijving	04-10-2013
handelsregister
Datum akte van oprichting	04-10-2013
Datum akte laatste	26-03-2021
statutenwijziging
Geplaatst kapitaal	EUR 10.400,00
Gestort kapitaal	EUR 10.400,00
Deponering jaarstuk	De jaarrekening over boekjaar 2020 is gedeponeerd op 15-06-2021.

Onderneming
Handelsnaam	Yamana Santa Cruz Holdings B.V.
Startdatum onderneming	04-10-2013 (datum registratie: 04-10-2013)
Activiteiten	SBI-code: 6420 - Financiële holdings
Werkzame personen	0

Vestiging
Vestigingsnummer	000028249658
Handelsnaam	Yamana Santa Cruz Holdings B.V.
Bezoekadres	Rapenburgerstraat 179 P, 1011VM Amsterdam
Telefoonnummer	0205792134
Datum vestiging	04-10-2013 (datum registratie: 04-10-2013)
Activiteiten	SBI-code: 6420 - Financiële holdings
Houdster- en financieringactiviteiten.
Werkzame personen	0

Enig aandeelhouder
Naam	Yamana International Holdings Coöperatie U.A.

Dit uittreksel is gewaarmerkt met een elektronische zegel en is een officieel bewijs van inschrijving in het Handelsregister. In Adobe Reader kunt u de elektronische zegel bovenin het scherm controleren. Meer informatie hierover vindt u op www.kvk.nl/egd.De Kamer van Koophandel adviseert dit uittreksel alleen digitaal te gebruiken zodat de integriteit van het document gewaarborgd en de elektronische zegel verifieerbaar blijft.

Uittreksel Handelsregister

Kamer van Koophandel®

KvK-nummer 58924531

Pagina 2 (van 2)
Bezoekadres	Rapenburgerstraat 179 P, 1011VM Amsterdam
Ingeschreven onder KvK-	34287898
nummer
Enig aandeelhouder sedert	04-10-2013 (datum registratie: 04-10-2013)

Bestuurders
Naam	Heine, Liselotte Francina Maria
Geboortedatum	11-04-1969
Adres	Prinsengracht 297 1, 1016GX Amsterdam
Datum in functie	12-01-2015 (datum registratie: 15-01-2015)
Titel	Directeur B
Bevoegdheid	Gezamenlijk bevoegd (met andere bestuurder(s), zie statuten)

Naam	LeBlanc, Jason Joseph
Geboortedatum	31-01-1976
Adres	62c Airdrie Road, Toronto, ON, M4G 1M2, Canada
Datum in functie	12-08-2016 (datum registratie: 15-08-2016)
Titel	Directeur A
Bevoegdheid	Gezamenlijk bevoegd (met andere bestuurder(s), zie statuten)

Naam	van Schijndel, Michiel Friso Alexander
Geboortedatum	16-10-1979
Adres	Mr. Sixlaan 27, 1181PK Amstelveen
Datum in functie	11-08-2017 (datum registratie: 15-08-2017)
Titel	Directeur B
Bevoegdheid	Gezamenlijk bevoegd (met andere bestuurder(s), zie statuten)

Uittreksel is vervaardigd op 11-10-2021 om 09.56 uur.

Dit uittreksel is gewaarmerkt met een elektronische zegel en is een officieel bewijs van inschrijving in het Handelsregister. In Adobe Reader kunt u de elektronische zegel bovenin het scherm controleren. Meer informatie hierover vindt u op www.kvk.nl/egd.De Kamer van Koophandel adviseert dit uittreksel alleen digitaal te gebruiken zodat de integriteit van het document gewaarborgd en de elektronische zegel verifieerbaar blijft.